EXHIBIT 3

                            ARTICLES OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION

                                       OF

                            SIERRA IDEA CAPITAL CORP.
                            (A Delaware Corporation)

      Pursuant to the applicable provisions of the Delaware Corporation Law, the undersigned corporation adopts the following Articles of Amendment to its Certificate of Incorporation by stating the flowing:

     FIRST:   The following Amendment to Article FIRST and Article FOURTH to its
Certificate of Incorporation was duly adopted by the shareholders of the corporation on December 20, 1990 in the manner prescribed by Delaware law.

      SECOND: The foregoing Amendment to the Certificate of Incorporation has been duly approved by the required vote of shareholders in accordance with Delaware law on December 20, 1990. The total number of outstanding shares of the corporation is 500,000. The number of shares voting in favor of the Amendment equaled or exceeded to vote required. The number of shares voting for such Amendment was 500,000 and the number of shares voting against such Amendment was 0.

       THIRD:    Article  FOURTH  of  the  Articles  of  Incorporation  of  this corporation is amended to read in full as follows:

          "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000). The par value of each of such shares is $.0005. All such shares are one class and are shares of Common Stock. Upon the amendment of this Article to read as herein above set forth, each one (1) outstanding shares is split, reconstituted and converted into two (2) shares."

      FOURTH:   The foregoing Amendments to the Certificate of Incorporation had also been duly approved by the Board of Directors on December 20, 1990.

      FIFTH: The foregoing Amendment to the Certificate of Incorporation has been duly approved by the required vote of shareholders in accordance with Delaware law on December 20, 1990. The total number of outstanding shares of the corporation is 500,000. The number of shares voting for such Amendment was 500,000 and the number of shares voting against such Amendment was 0.

      We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct of our own knowledge.

     In witness whereof, the corporation has caused this Article of Amendment to Certificate of Incorporation to be signed by authorized officers this 20th day of December, 1990.


DATED:   December 20, 1990         SIERRA IDEA CAPITAL CORP.


                              By:   /s/   Philip Dascher
                              ____________________________
                                    Philip Dascher, President


                              By:   /s/   Amy Moll
                              ____________________________
                                    Amy Moll, Secretary